Exhibit 99.1

STORE Capital Announces Departure of EVP, Christopher K. Burbach

SCOTTSDALE, Ariz.--(BUSINESS WIRE)-- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that Christopher K. Burbach, Executive Vice President — Underwriting, notified STORE of his decision to resign to pursue an opportunity to launch an investment strategy and indexing firm focused on the publicly traded net-lease real estate sector.

Mr. Burbach will depart STORE effective February 28, 2019 and will consult with STORE’s executive and underwriting teams to ensure a seamless transition for the Company and its customers. His responsibilities will be assumed by other members of STORE’s senior credit team.

“Chris has been a core member of our executive team for more than a decade, including six years with our predecessor company,” said Christopher Volk, Chief Executive Officer. “Moreover, he has mentored a team of outstanding underwriters who put investment safety and risk mitigation first and are well-equipped to continue to apply STORE’s rigorous underwriting principles in our business. We are very grateful to Chris for his many contributions to STORE and wish him the very best in his new endeavor.”

Mr. Burbach said, “I want to thank Chris and the other members of STORE’s senior leadership team for the opportunity to help build STORE into a market leading net-lease REIT over these past seven years. Along the way, it became clear to me that net-lease REITs, both individually and collectively as a sector, are misunderstood and underappreciated by the market relative to other real estate sectors and fixed income investment alternatives. I am setting out to change that.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 2,000 property locations, substantially all of which are profit centers, in 49 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts

Financial Profiles, Inc.
STORECapital@finprofiles.com

Investors:
Moira Conlon, 310-622-8220
Lisa Mueller, 310-622-8231
Media:
Tricia Ross, 310-622-8226

Source: STORE Capital Corporation